SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			MUELLER PAUL CO
		CENTRAL INDEX KEY:			0000068726
		STANDARD INDUSTRIAL CLASSIFICATION:	FABRICATED
			PLATE WORK (BOILER SHOPS) [3443]
		IRS NUMBER:				44-0520907
		STATE OF INCORPORATION:			MO
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		SC 13G
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	005-33148
		FILM NUMBER:		18540062

	BUSINESS ADDRESS:
		STREET 1:		1600 W PHELPS ST
		STREET 2:		P O BOX 828
		CITY:			SPRINGFIELD
		STATE:			MO
		ZIP:			65802
		BUSINESS PHONE:		4178313000

	MAIL ADDRESS:
		STREET 1:		1600 WEST PHELPS STREET
		STREET 2:		P O BOX 828
		CITY:			SPRINGFIELD
		STATE:			MO
		ZIP:			65801-0828

FILED BY:

	INDIVIDUAL DATA:
		CONFORMED NAME OF INDIVIDUAL:		ASTBURY KENNETH ALAN
		CENTRAL INDEX KEY:			0001731240
		CITIZENSHIP:				U.S.A.

	FILING VALUES:
		FORM TYPE:		SC 13G

	MAILING  ADDRESS:
		STREET 1:		130 THE VILLAGE, UNIT 104
		CITY:			REDONDO BEACH
		STATE:			CA
		ZIP:			90277
		BUSINESS PHONE:		310 374 2789




                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 (Amendment No.0)

                             Mueller (Paul) Company
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    624752
                                 (CUSIP Number)

Date of  Event Which Requires Filing of this Statement: December 31, 2023

SHARES OWNED:

	BENEFICIALLY:			69,900
	PORTION OF CLASS:		6.44%

 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

Date:    JANUARY 12, 2024






By: KENNETH ALAN ASTBURY